                                                                       EXHIBIT I

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
                   ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                                YEAR ENDED DECEMBER 31:
                                       -------------------------------------------------------------------------
                                           1996           1995           1994           1993*          1992*
                                       -------------  -------------  -------------  -------------  -------------
Number of shares on which published
  earnings per share is based:
  Average outstanding during year....    528,352,094    569,384,029    584,958,699    573,239,240    570,896,489
Add-- Incremental shares under stock
     compensation and stock purchase
     plans...........................     11,502,358      9,223,139      4,308,269       --             --
   -- Incremental shares related to
     5 3/4% CGI convertible bonds
     (average).......................       --            5,291,098      7,715,391       --             --
                                       -------------  -------------  -------------  -------------  -------------
Number of shares on which fully
  diluted earnings per share is
  based..............................    539,854,452    583,898,266    596,982,359    573,239,240    570,896,489
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Net earnings (loss) applicable to
  common shareholders (millions).....  $       5,409  $       4,116  $       2,937  $      (8,148) $      (4,965)
  --Net earnings (loss) effect of
    interest on 5 3/4% CGI
    convertible bonds (millions).....       --                    1             19       --             --
                                       -------------  -------------  -------------  -------------  -------------
Net earnings (loss) on which fully
  diluted earnings per share is based
  (millions).........................  $       5,409  $       4,117  $       2,956  $      (8,148) $      (4,965)
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Fully diluted earnings (loss) per
  share..............................  $       10.02  $        7.05  $       $4.95  $      (14.22) $       (8.70)
Published earnings (loss) per
  share..............................  $       10.24  $        7.23  $       $5.02  $      (14.22) $       (8.70)

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*   In 1993 and 1992, incremental shares under stock plans and the effect of the convertible debentures and bonds were not considered for the fully diluted earnings per share calculation due to their antidilutive effect. As such, the amounts reported for primary and fully diluted earnings per share are the same.